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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION, CONTACT:
GEORGE E. LONEY
CHIEF FINANCIAL OFFICER
(803) 345-3751


              SHAREHOLDERS OF ELLETT BROTHERS, INC. APPROVE MERGER

CHAPIN, South Carolina-- Ellett Brothers, Inc. (NASDAQ: ELET) announced today that the shareholders of the Company, at a special meeting of the shareholders held on October 26, 2001, approved a merger between the Company and corporations owned by Robert D. Gorham and E. Wayne Gibson (the "Acquirers"). Over 80% of the outstanding shares of the Company voted in favor of the merger. Under the merger agreement, all shares of the Company not owned by the Acquirers will be converted into the right to receive $3.20 in cash per share. The merger is expected to close as soon as possible.

Some information in this release regarding future results is forward looking. Actual results for these future periods could differ, depending on factors such as industry and market changes, overall economic impacts, and effects of interest rate changes. For a more detailed discussion of factors that affect the Company's operating results, interested parties should review the Company's SEC reports, including the Company's annual report on Form 10-K for the year ended December 31, 2000, and quarterly reports on Form 10-Q for the quarters ended in 2001.

Ellett Brothers is a nationwide marketer and supplier of natural outdoor sporting goods products. Now in its 68th year of business, the Company markets and distributes a broad line of products and accessories for hunting and shooting sports, marine, camping, archery and other related outdoor activities.




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